Exhibit 23.8

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 21, 2006 and April 15, 2005, with respect to the financial statements of WHCC, LLC (d.b.a. Weston Hills Country Club) and our report dated November 21, 2006 with respect to the consolidated financial statements of Heritage Golf Group West Coast, Inc., included in Post Effective Amendment Eight to the Registration Statement (Form S-11 No. 333-128662) and related Prospectus of CNL Income Properties Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 11, 2007